Exhibit 4.2

WARRANT AGREEMENT

WARRANT AGREEMENT (this “Agreement”), dated as of May 2, 2017 by and between Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), and the holders from time to time of the Warrants referred to herein (the “Holders”).

RECITALS:

WHEREAS, pursuant to the Investment Agreement, dated as of May 1, 2017 (as may be amended from time to time, the “Investment Agreement”), by and among the Company, Elliott Associates, L.P., a Delaware limited partnership, and Brookdale Investments LP, a Delaware limited partnership (collectively, the “Investors”), providing, among other things, for the issuance by the Company of 379,572 warrants to purchase Common Stock (collectively, the “Warrants,”); and

WHEREAS, the Company has agreed to issue the Warrants on the terms and conditions set forth in this Agreement and the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in the Investment Agreement the parties hereto hereby agree as follows:

Article I

Issuance

Section 1.1    Issuance of Warrants. The Company shall issue and deliver a certificate or certificates evidencing the Warrants (the “Warrant Certificates”) pursuant to the terms of the Investment Agreement. Each Warrant Certificate shall be substantially in the form of Exhibit A hereto. Each Warrant Certificate shall be dated the date of issuance. An Officer of the Company shall sign each Warrant Certificate by manual or electronic signature.

Article II

Exercise

Section 2.1    Exercise. Each Warrant shall initially entitle the Holder thereof to purchase one (1) share of Common Stock (as adjusted, the “Number of Shares Per Warrant”) for a per share exercise price of $0.01 (as adjusted, the “Exercise Price”), in each case subject to adjustment pursuant hereto. Subject to Section 2.2 and Section 2.3, the Warrants shall be exercisable at the election of the Holders thereof from and after the Exercise Time, in whole or in part, from time to time.

Section 2.2    Exercise of Warrants for Cash. Each Warrant may be exercised on any Business Day on or prior to 5:00 P.M. New York time on the Expiration Date, by (i) surrender of a Warrant Certificate to the Company, at its Principal Place of Business, together with the Form of Election in the form of Exhibit 1 to the Warrant Certificate duly completed and signed by the Holder thereof, and (ii) payment to the Company of an amount equal to the number of Warrants so exercised multiplied by the Exercise Price (the “Payment Amount”) in cash, by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company for such purpose. Upon exercise pursuant to this Section 2.2, the exercising Holder shall be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the number of Warrants exercised multiplied by the Number of Shares Per Warrant.

Section 2.3    Cashless Exchange of Warrants.

(a)    Each Warrant may be exchanged on any Business Day on or prior to 5:00 P.M. New York time on the Expiration Date, by surrender of a Warrant Certificate to the Company at its Principal Place of Business, together with the Form of Election in the form of Exhibit 1 to the Warrant Certificate duly completed and signed by the Holder thereof. Upon exchange pursuant to this Section 2.3, the exchanging Holder shall be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the difference between (a) the number of Warrants exchanged, multiplied by the Number of Shares Per Warrant, less (b) the quotient of (x) the product of (1) the number of Warrants exchanged, multiplied by (2) the Number of Shares Per Warrant, multiplied by (3) the Exercise Price, divided by (y) the Fair Market Value per share of Common Stock on the Business Day immediately preceding the date of such exchange. For all purposes of this Agreement other than Sections 2.2 and 2.3, unless otherwise specified, any reference to the exercise of any Warrant shall be deemed to include a reference to the exchange of such Warrant into Common Stock in accordance with the terms of this Section 2.3.

(b)    Notwithstanding anything herein to the contrary, in the event of a Change of Control, the Holders shall be deemed without any action to have delivered the notice contemplated by Section 2.3(a) with respect to all Warrants immediately prior to such Change of Control, with effect immediately prior to such Change of Control.

Section 2.4    Delivery of Stock Certificates, etc. Within ten (10) Business Days after each exercise of any Warrant, the Company, at its sole expense (including, without limitation, the payment of any applicable issue taxes), shall issue or cause to be issued in the name of and delivered to the Holder of such Warrant or as such Holder may direct:

(a)    a certificate or certificates for the number of shares of Common Stock, if certificated, to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction multiplied by the Fair Market Value per such share of Common Stock, as the case may be, on the Business Day immediately preceding the date of such exercise; and

(b)    in the event that Warrant Certificates are surrendered for exercise in respect of less than all the Warrants represented thereby, new Warrant Certificates, as directed by the Holders thereof, of like tenor, dated the date hereof, for the remaining Warrants not so exercised.

Section 2.5    When Exercise Effective. Each exercise of any Warrant shall be deemed effective immediately prior to the close of business on the Business Day on which such Warrant, together with a properly completed Form of Election, shall be surrendered to the Company and, in the case of exercise pursuant to Section 2.2, the Payment Amount shall be paid with respect to such Warrant, or if such day is not a Business Day, the next Business Day. At such time, the

Persons in whose names any shares of Common Stock shall be issuable shall be deemed to have become the holders of record thereof.

Section 2.6    No Rights as a Stockholder. Neither this Agreement nor the Warrant Certificates shall entitle a Holder to any voting rights or other rights as a holder of Common Stock prior to the effectiveness of exercise by such Holder of any Warrant pursuant to Section 2.2 or Section 2.3.

Article III

Adjustments

Section 3.1    Changes in Common Stock. In the event that at any time or from time to time after the date hereof the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock or other shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the Number of Shares Per Warrant immediately after the occurrence of such event shall be adjusted so that, after giving effect to such adjustment, each Holder shall be entitled to receive the number of shares of Common Stock upon exercise that such Holder would have owned or have been entitled to receive had each Warrant been exercised pursuant to Section 2.2 immediately prior to the occurrence of the events described in clauses (i)-(iv) above, and the Exercise Price shall be adjusted in inverse proportion. An adjustment made pursuant to this Section 3.1 shall become effective immediately after the effective date in the case of a dividend, distribution, subdivision, combination or reclassification.

Section 3.2    Consolidation, Merger, Sale of Assets, Reorganization, Liquidation.

(a)    Except as provided in Section 3.2(b), in the event the Company consolidates or merges with or into any Person, transfers all or substantially all of the Company’s properties or assets to any other Person, effects a reorganization or reclassification of its capital stock, or any dissolution, liquidation, winding-up or any other similar transaction (excluding, however, any transaction constituting a Change of Control, which shall be governed by Section 2.3(b) hereof) (each, a “Corporate Transaction”), each Holder shall have the right to receive upon exercise of the Warrants, the number and kind of cash and other property that such Holder would have received for its Common Stock had such Holder exercised its Warrant immediately before such Corporate Transaction. The Company shall provide that any surviving or acquiring Person (the “Successor Company”) in such Corporate Transaction shall enter into an agreement with the Company confirming the Holders’ rights pursuant to this Agreement, assuming the Company’s obligations under this Agreement, jointly and severally with the Company if the Company shall survive such Corporate Transaction, and, unless Section 3.2(b) shall apply, providing after the date of such Corporate Transaction for adjustments, which shall be as nearly equivalent as possible to the adjustments provided for in this Article III. The provisions of this Section 3.2 shall apply similarly to successive Corporate Transactions involving any Successor Company.

(b)    In the event of a Corporate Transaction in which consideration payable to holders of Common Stock is payable solely in cash, then the Holders shall be entitled to receive distributions on an equal basis with any holders of Common Stock for which the Warrants are exercisable at such time, as if the Warrants had been exercised immediately prior to such event pursuant to Section 2.2, less the Exercise Price then in effect. In case of any Corporate Transaction described in this Section 3.2(b), the Company or any Successor Company, as the case may be, shall make available the consideration payable to such Holders (less the Exercise Price then in effect) at the same time and subject to the same terms as the other holders of Common Stock as if the Warrants had been exercised immediately prior to such Corporate Transaction.

Section 3.3    Dividends and Distributions. In the event that the Company at any time or from time to time pays or makes any dividend or other distribution on the Common Stock, including, without limitation, distributions of cash, evidence of its indebtedness, Options, Convertible Securities, other securities or property or rights to subscribe for or purchase any of the foregoing, and whether by way of dividend, spin-off, reclassification, recapitalization, similar corporate reorganization or otherwise, other than with respect to a transaction addressed by Section 3.1 or Section 3.2 hereof, then, and in each such case, the Number of Shares Per Warrant shall be increased to a number determined by multiplying the previously applicable Number of Shares Per Warrant by a fraction, (A) the numerator of which shall be the Fair Market Value per share of Common Stock on the effective date for such dividend or other distribution, and (B) the denominator of which shall be the excess, if any, of (x) such Fair Market Value per share of Common Stock, over (y) the sum of the amount of any cash distributed per share of Common Stock plus the positive fair market value (as reasonably determined by the Board in good faith, as evidenced by a board resolution), if any, per share of Common Stock of any such evidences of indebtedness, Options, Convertible Securities, other securities or property or rights to be so distributed. Such adjustments shall be made whenever any such dividend or other distribution is made and shall become effective as of the date of such distribution.

Section 3.4    Other Events. If any event occurs as to which the provisions of this Article III are not strictly applicable but the failure to make any adjustment would not fairly and adequately protect the purchase rights of the Warrants in accordance with the intent and principles of such provisions, then there shall be made such adjustments in the application of such provisions, in accordance with such intent and principles, as shall be reasonably necessary to protect such purchase rights of the Warrants.

Section 3.5    Minimum Adjustment. The adjustments required by the preceding Sections of this Article III shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Number of Shares Per Warrant or the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 1% the Number of Shares Per Warrant or the Exercise Price immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Article III and not previously made, would result in the requisite minimum adjustment.

Section 3.6    Report as to Adjustments. In each case of any adjustment in the Number of Shares per Warrant or the Exercise Price, the Company, at its sole expense, shall promptly

(and in any event within sixty (60) days) (i) compute such adjustment in accordance with the terms of this Agreement; (ii) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based (including, without limitation, (a) the event or events giving rise to such adjustment; (b) the number of shares of Common Stock outstanding or deemed to be outstanding prior and subsequent to any such transaction; (c) the method by which any such adjustment was calculated (including a description of the basis on which the Board made any determination of Fair Market Value or fair market value required thereby and copies of the underlying documents supporting such determination); and (d) the Number of Shares Per Warrant and the Exercise Price in effect immediately prior to such event or events and as adjusted); (iii) mail a copy of each such report to each Holder (which, for the avoidance of doubt, may be sent by e-mail) and, upon the request at any time (but in any event not more than once per calendar year) of any Holder, furnish to such Holder a like report setting forth the Number of Shares Per Warrant and the Exercise Price at the time in effect and showing in reasonable detail how they were calculated; and (iv) keep copies of all such reports available at its Principal Place of Business for inspection upon reasonable advance notice during normal business hours by any Holder or any prospective purchaser of any Warrant designated by the Holder thereof, subject to a customary confidentiality agreement if reasonably requested by the Company.

Section 3.7    Frustration of Purpose. The Company shall not, by amendment of its certificate of incorporation or other organizational document, through any Corporate Transaction or otherwise, intentionally avoid or seek to avoid the observance or performance of any of the terms of this Agreement. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of Common Stock receivable upon the exercise of any Warrant to exceed the Exercise Price, (b) will not permit the number of shares of Common Stock authorized by the Company’s certificate of incorporation and available for issuance upon the exercise of Warrants to be less than the number of shares of Common Stock that Holders may be entitled to receive upon the exercise of all outstanding Warrants, and (c) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise by Holders of all outstanding Warrants.

Section 3.8    Adjustment to Warrant Certificate. The form of Warrant Certificate need not be changed as a result of any adjustment made pursuant to this Article III, and Warrant Certificates issued after such adjustment may state the same Number of Shares Per Warrant and the same Exercise Price as are stated in any Warrant Certificates issued prior to such adjustment. The Company, however, may at any time make any change in the form of Warrant Certificate that it may deem appropriate to give effect to any such adjustment and that does not affect the substance of the Warrant Certificate or the rights represented thereby, and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

Article IV

Registration and Transfer

Section 4.1    Warrant Register; Transfer and Exchange of Warrants.

(a)    The Company shall maintain its principal place of business at 4900 S. Pennsylvania Ave., Cudahy, WI 53110, or such other address of which the Company shall reasonably notify the Holders (the “Principal Place of Business”), where notices, presentations and demands in respect of the Warrants may be made upon it. The Company shall cause to be kept at its Principal Place of Business a register for the registration and transfer of the Warrants (the “Warrant Register”). The Company shall record all transfers of the Warrants in the Warrant Register, and entries in the Warrant Register shall be conclusive and binding absent manifest error. The names and addresses of Holders of Warrants, the transfer thereof and the names and addresses of transferees of Warrants shall be registered in the Warrant Register. The Company may treat the Person in whose name any Warrant Certificate is registered in the Warrant Register as the owner and holder thereof and the Warrants represented thereby for all purposes, except that, if and when any Warrant Certificate is properly assigned in blank, using a Form of Assignment in the form of Exhibit 2 attached to the Warrant Certificate (the “Form of Assignment”), the Company may treat the bearer thereof as the owner of such Warrant Certificate and the Warrants represented thereby. Warrants, if properly assigned using the Form of Assignment, may be exercised by a new Holder without a new Warrant Certificate first having been issued.

(b)    Upon surrender at the Principal Place of Business of any Warrant Certificate for exchange or for registration of transfer (together with, in the case of any transfer of all or any portion of the Warrants represented by such Warrant Certificate, a Form of Assignment duly filled in and signed by the Holder thereof), the Company, at its sole expense (including, without limitation, the payment of any applicable issue taxes), shall execute and deliver to or upon the order of the Holder thereof a new Warrant Certificate or Warrant Certificates of like tenor, in the name of such Holder or as such Holder may direct, calling in the aggregate for the number of shares of Common Stock called for in the Warrant Certificate so surrendered.

(c)    [Intentionally omitted]

Section 4.2    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant Certificate (including an affidavit of that fact, and in the case of loss, theft or destruction, such indemnification as the Company may reasonably require), the Company, at its sole expense (including, without limitation, the payment of any applicable issue taxes), shall execute and deliver, in lieu thereof, a new Warrant Certificate of like tenor and dated the date hereof.

Section 4.3    Required Legend. Each Holder hereby acknowledges that the Warrant Certificates and any certificates for shares of Common Stock issued upon exercise of any Warrants (unless no longer required in the written opinion of counsel reasonably acceptable to the Company) shall bear a legend substantially in the following form:

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

Whenever the foregoing legend is no longer required in the written opinion of outside legal counsel to any Holder, which counsel must be reasonably acceptable to the Company, upon request of any such Holder, the Company, at its sole expense (including, without limitation, the payment of any applicable issue taxes), shall issue or cause to be issued in the name of and delivered to such Holder or as such Holder may direct new Warrant Certificates of like tenor, dated the date hereof, and/or new certificates for shares of Common Stock without such legend. The Company shall have the right to receive upon request a written opinion of such outside legal counsel to the effect that the legends set forth above are no longer required in order to maintain compliance with applicable securities laws.

Section 4.4    Registration of Common Stock and Warrants. If the exercise of any Warrant requires registration with or approval of any governmental authority under any federal or state law before the underlying shares of Common Stock may be issued, the Company shall, at its sole expense and as expeditiously as possible, use its commercially reasonable efforts to cause such shares of Common Stock to be duly registered and approved. If at any time the Common Stock is listed on any national securities exchange, the Company, at its sole expense, shall obtain promptly and maintain the approval for listing on each such exchange of the shares of Common Stock issuable upon exercise of the then outstanding Warrants and shall maintain such listing after their issuance. For the avoidance of doubt, the Warrants shall have the benefit of the rights set forth in the Registration Rights Agreement, dated as of May 2, 2017 by and among the Company, the Investors, HCI Equity Partners III, L.P., HCI Co-Investors III, L.P., Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C. and TC Sargent Holdings, L.L.C., as it may be amended from time to time.

Article V

Covenants

Section 5.1    Reservation of Stock, etc. The Company shall at all times reserve and keep available, free from preemptive rights, solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock from time to time issuable upon exercise of all Warrants at the time outstanding. All shares of Common Stock issuable upon exercise of any Warrants shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid, nonassessable, free from preemptive rights, free from all taxes with respect to the issuance thereof and free from all liens, charges and security interests created by the Company, with no liability on the part of the holders thereof.

Article VI

Definitions

Section 6.1    Definitions. The following terms have the meanings indicated below, unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(a)    any merger, sale, share exchange, consolidation, reorganization or other transaction or series of related transactions involving the Company after which holders of Common Stock immediately prior to such transaction do not own at least fifty percent (50%) of the combined voting power of the Voting Stock of the surviving entity;

(b)    any acquisition by any Person or Group (other than the Company or its Subsidiaries or any of the Investors and/or their Affiliates) of beneficial ownership of at least thirty-five percent (35%) of the combined voting power of the Voting Stock of the Company (or any successor or parent entity thereof) immediately following such transaction;

(c)    any sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

(d)    if, during any one (1) year period, individuals who, at the beginning of such period, were members of the Board (together with new members of the Board whose election or nomination was approved by such individuals or by any of the Investors and/or their Affiliates) cease for any reason (other than by actions taken by any of the Investors and/or their Affiliates) to constitute a majority of the Board then in office.

“Common Stock” means the common stock of the Company, par value $0.01 per share, any capital stock into which such Common Stock shall have been changed or converted, any capital stock resulting from any reclassification of such Common Stock, and all other capital stock of any class or classes of the Company the holders of which have the right either to all or any portion of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference.

“Convertible Securities” means any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities convertible into or exchangeable for, directly or indirectly, shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exercise Time” means the earlier of (i) the one (1) year anniversary of the date hereof and (ii) the day prior to the consummation of any Change of Control.

“Expiration Date” means the eighth (8th) anniversary date of the date of this Warrant Agreement.

“Fair Market Value” of a share of Common Stock on any date means, (i) if the Common Stock is listed on a national stock exchange, the greater of (A) the trading price of the Common Stock as of such date and (B) the volume weighted average price of the Common Stock for the twenty (20) consecutive trading days prior to such date, or, (ii) if the Common Stock is not listed on a national stock exchange, the fair market value as determined in good faith by the Board; provided that if Holders representing the Required Interest object in writing to such determination by the Board within ten (10) Business Days after receipt of the information delivered pursuant to Section 3.6, (a) Fair Market Value shall be determined by an independent nationally recognized valuation firm mutually agreed by the Board (on behalf of the Company) and the Holders representing the Required Interest, and (b) prior to the final determination of Fair Market Value by such valuation firm, the objecting Holders and the Board shall each be entitled to (x) receive a copy of any draft appraisals, material reports and material correspondence from such valuation firm and (y) reasonable opportunities to discuss the appraisal with the valuation firm. The fees, costs and expenses of the valuation firm shall be borne equally by the Company, on the one hand, and the objecting Holders, on the other hand.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, shares of Common Stock, including, without limitation, Convertible Securities, but excluding options issued pursuant to the Company’s 2010 Incentive Compensation Plan, the Company’s Key Employee Equity Plan and the Group Transportation Services Holdings, Inc. Key Employee Equity Plan or any other equity incentive plan approved by the Board.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Required Interest” means Holders of a majority of the Warrants at the time outstanding.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 2, 2017, by and among the Company and the Investors, as it may be amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests which have by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Voting Stock” means, with respect to any Person, capital stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (or similar governing body) of such Person (without regard to whether or not, at the relevant time, capital stock of any other class or classes (other than common equity) shall have or might have voting power by reason of the happening of any contingency).

Section 6.2    Other Definitions. The following terms have the meanings given to them in the sections indicated below:

Term	Section
“Agreement”	Preamble
“Company”	Preamble
“Corporate Transaction”	3.2(a)
“Exercise Price”	2.1
“Form of Assignment”	4.1(a)
“Holders”	Preamble
“Investment Agreement”	Recitals
“Investors”	Recitals
“Number of Shares Per Warrant”	2.1
“Payment Amount”	2.2
“Principal Place of Business”	4.1(a)
“Successor Company”	3.2(a)
“Warrants”	Recitals
“Warrant Certificates”	1.1
“Warrant Register”	4.1(a)

Article VII

Miscellaneous

Section 7.1    Remedies. The Company stipulates that the remedies at law available to each Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise, and the Company will not allege, and hereby waives, the defense or counterclaim that there is an adequate remedy at law. The remedies herein provided are in addition to and not exclusive of any other remedies provided at law or in equity.

Section 7.2    No Rights or Liabilities as Stockholder. Nothing contained in this Agreement shall be construed as imposing any obligation on any Holder to purchase any securities or as imposing any liabilities on such Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company or otherwise.

Section 7.3    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or electronic mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All such notices, requests, demands and other communications delivered in accordance with clauses (b) and (c) above shall be delivered, if to the Company, at its Principal Place of Business, or if to any Holder, at the registered address of such Holder as set forth in the Warrant Register or at such other address as shall be designated by such Holder in a written notice to the Company (such designation to be recorded by the Company in the Warrant Register). Notwithstanding anything to the contrary herein, exercise of any Warrant shall be governed by Article II.

Section 7.4    Amendments and Waivers. This Agreement and any term hereof may be amended, altered, modified or waived only by an instrument in writing signed by the Company and the Required Interest; provided, however, that no such amendment, alteration, modification or waiver that would negatively affect the rights, interests or obligations of a Holder of any Warrant and would treat such Holder in a discriminatory manner may be made without the prior written consent of such Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of any party, in exercising any right, power, privilege or remedy hereunder, shall operate as a suspension or waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy hereunder.

Section 7.5    Binding Effect; Assignability. Subject to Section 4.1, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Holders from time to time of the Warrants. This Agreement or any rights or obligations hereunder may be assigned, in whole or in part, by any Holder without the consent of the Company to any Person in connection with the transfer of all or a portion of such Holder’s Warrants to such Person.

Section 7.6    Prior Agreements. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 7.7    Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 7.8    Termination. This Agreement shall terminate and be of no further force and effect at the close of business on the Expiration Date or the date on which none of the Warrants shall be outstanding, except that the provisions of Section 7.1 (Remedies) and this Section 7.8 (Termination) shall continue in full force and effect after such termination.

Section 7.9    Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 7.10    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

Section 7.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 7.12    Consent to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
	Name:	Curtis W. Stoelting
	Title:	Chief Executive Officer

[Signature Page to Warrant Agreement]

HOLDER

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., its General Partner

By:	Braxton Associates, Inc., its General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

[Signature Page to Warrant Agreement]

HOLDER

BROCKDALE INVESTMENTS LP

By:	Middleton International Limited, its General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

[Signature Page to Warrant Agreement]

Exhibit A

to Warrant Agreement

Roadrunner Transportation Systems, Inc.

[Form of Warrant Certificate]

[Number] Warrants

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE ARE SUBJECT TO A WARRANT AGREEMENT WHICH FIXES THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE HOLDER OF THE WARRANTS. A COPY OF THE WARRANT AGREEMENT IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS. ANY TRANSFER OR PLEDGE MADE IN VIOLATION OF SUCH WARRANT AGREEMENT IS VOID. COPIES OF THE WARRANT AGREEMENT MAY BE OBTAINED BY ANY HOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

No.

[Date], 2017

This Warrant Certificate certifies that [Holder], and its permitted assigns, are entitled to purchase from Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), [number of Warrants] (as adjusted, the “Number of Shares”) duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company at the exercise price per share of $0.01, at any time or from time to time from and after the earlier of (i) the first anniversary of the date hereof and (ii) the day prior to the consummation of any Change of Control (as defined in the Warrant Agreement, as defined below) and prior to 5:00 P.M. New York City time on the eighth (8th) anniversary of the date hereof, all subject to the terms, conditions and adjustments set forth in the Warrant Agreement, dated as of [date] (as may be amended from time to time, the “Warrant Agreement”), by and among the Company and the holders from time to time of the Warrants (the “Holders”). The warrants represented by this Warrant Certificate are warrants to purchase Common Stock (each a “Warrant” and collectively, the “Warrants,” such term to include any such warrants issued in substitution therefor). The Warrants may be exercised in whole or in part in the manner, and for the exercise price, provided in the Warrant Agreement. The Warrants originally issued evidence rights to purchase the Number of Shares, subject to adjustment as provided in the Warrant Agreement. The Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities of the Company and the Holder.

Roadrunner Transportation Systems, Inc.

By:
Name:
Title:

2

Exhibit 1

to Warrant Certificate

Form of Election

[To be executed upon exercise or exchange of the Warrant]

To	Roadrunner Transportation Systems, Inc.

[Address]

The undersigned registered holder of the enclosed Warrant Certificate hereby [exchanges / exercises] [number] of the Warrants represented by such Warrant Certificate and purchases [number]1 shares of Common Stock and / or other such securities and property in such type, number and / or amount as provided in the Warrant Agreement [and herewith makes payment of $[amount] therefore], and requests that the certificates for such shares and / or other evidences of such other securities and property, as the case maybe, be issued in the name of, and delivered to [name], whose address is [address].

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant Certificate)

(Street Address)

(City) (State) (Zip Code)

[1]	In the case of a partial exercise, a new Warrant Certificate or Warrant Certificates, representing the unexercised portion of the Warrant, will be issued and delivered to the holder surrendering the Warrant Certificate.

Exhibit 2

to Warrant Certificate

Form of Assignment

[To be executed upon assignment of the Warrant]

To	Roadrunner Transportation Systems, Inc.

[Address]

FOR VALUE RECEIVED, the undersigned registered Holder of the enclosed Warrant Certificate hereby sells, assigns and transfers unto [name], whose address is [address], [number] of the Warrants represented by such Warrant Certificate to purchase shares of Common Stock of the Company and / or other such securities and property in such type, number and / or amount as provided in the Warrant Agreement, and, if such Warrants shall not include all of the Warrants represented by the enclosed Warrant Certificate, the Company shall issue and deliver a new Warrant Certificate to the undersigned of like tenor for the remaining Warrants not transferred hereunder, and does hereby irrevocably constitute and appoint [name] attorney, to register such transfer on the books of the Company maintained for such purpose, with full power of substitution.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

(Street Address)

(City) (State) (Zip Code)

Signed in the Presence of:

Acknowledged and Accepted:

Roadrunner Transportation Systems, Inc.

By:
Name:
Title: